Exhibit 99.1

ImageWare Appoints Jeff Harris as Senior Vice President of Sales and Marketing

San Diego, CA – December 3, 2014 – ImageWare Systems, Inc. (OTCQB: IWSY) (ImageWare), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, has appointed Jeff Harris as the company’s senior vice president of sales and marketing.

Harris brings over 25 years of sales and marketing experience across a range of technology-based products, including advanced sensors and communications as well as networking products.

Harris will be responsible for driving direct and indirect sales strategies as well as ImageWare’s brand and global marketing efforts. He will also lead product and solutions sales, channel partnership development, product support, and corporate field and brand marketing.

“Jeff brings a unique blend of sales and marketing leadership, coupled with a technical and analytic mindset,” said Jim Miller, chairman and CEO ImageWare. “His wealth of knowledge and experience will enhance our strategic focus of delivering exceptional products that address customer needs, all while increasing ImageWare’s brand awareness and accelerating our growth in the biometric security marketplace.”

Harris previously served as a senior consultant to Cisco and Checkpoint Systems, and launched a highly successful mobile and networking products business for TrellisWare Technologies. Prior to TrellisWare, Harris held various senior roles for organizations in the Ultra Wideband marketplace, and lead advanced development and sales teams at Lockheed Martin and UUNet. He completed both his undergraduate and graduate studies in electrical and computer engineering at George Mason University in Fairfax, Virginia.

The company’s sales efforts were previously lead by Charles AuBuchon, ImageWare’s vice president of business development, who will continue to serve in this role.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (OTCQB: IWSY) is a leading developer of mobile and cloud-based identity management solutions providing biometric, secure credential, and law enforcement technologies. Scalable for worldwide deployment, ImageWare’s patented biometric product line includes a multi-biometric engine that is hardware and algorithm independent that enables the enrollment and management of unlimited population sizes. The company’s identification products are used to manage and issue secure credentials, including national IDs, passports, driver’s licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shots, fingerprint live scans, and investigative capabilities.

ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., Mexico, and Ottawa, Ontario. For more information about ImageWare Systems, visit www.iwsinc.com.

Investor Relations
Liolios Group, Inc.
Cody Slach
Tel 1-949-574-3860
IWSY@liolios.com